EXHIBIT 2
                                                                       ---------

                   PURCHASE AGREEMENT DATED SEPTEMBER 21, 1999

                                    AGREEMENT

AGREEMENT, dated as of September 21, 1999, by and between E-VisionLLC.com LLC ("Purchaser"), Yoel Givol ("Givol"), and those entities and persons listed on Schedule A hereto (each, a "Seller", and collectively, "Sellers").

WHEREAS the Sellers own in the aggregate 3,226,918 Ordinary Shares of Logal Educational Software & Systems Ltd. (the "Company") as set forth on Schedule A hereto (all of said Ordinary Shares owned by the Sellers, as set forth on Schedule A, are referred to collectively as the "Shares"); and

WHEREAS the Sellers desire to sell all of the Shares to the Purchaser and the Purchaser desires to purchase all of the Shares from the Sellers, pursuant to, and subject to, the provisions set forth below;

IT IS HEREBY AGREED AS FOLLOWS:

1.     Representations and Warranties.
       -------------------------------

1.1    Each Seller hereby represents and warrants to the Purchaser that:

       1.1.1 As to any Seller which is an entity, such Seller is duly organized, validly existing, and in good standing under the laws of the country or state in which such Seller is incorporated.

       1.1.2 Such Seller holds of record and owns beneficially all of the Shares set forth opposite such Seller's name on Schedule A hereto, and such Shares will be sold and transferred to the Purchaser free and clear of any restriction on transfer, tax liens, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and/or demands, except that such Shares are "restricted shares" for purposes of the United States Securities Act of 1933, as amended.

       1.1.3 Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any of the Shares set forth opposite such Seller's name on Schedule A hereto.

       1.1.4 Such Seller is not a party to any voting, trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Company, except an agreement between Discount Investment Corporation Ltd. and PEC Israel Economic Corporation ("PEC/DIC Agreement") in which they agreed to cooperate regarding the voting of all of their shares with matters relating to any companies in which they both hold shares (including the Company).

       1.1.5 This Agreement has been duly executed by such Seller and this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its applicable terms except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or limiting creditor's rights generally or by general equity principles. The execution of this Agreement by such Seller does not, and the consummation by it of the transactions contemplated hereby and compliance by such Seller with the provisions hereof, will not (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under, any of the terms, conditions or provisions of any material agreement, permit or other instrument or obligation to which such Seller is a party (including but not limited to the PEC/DIC Agreement), and/or
(ii) violate any law or order applicable to such Seller. No consent or approval by any governmental authority is required in connection with the execution by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby, except that the approval of the Office of the Chief Scientist of the Ministry of Industry and Trade (the "OCS") may be required of the Company to consummate the transactions contemplated hereby between the Purchaser and the Sellers (and if required, such approval will be sought by Givol as the CEO of the Company).

1.2    Givol hereby represents and warrants to the Sellers that:

       1.2.1 He is the President, CEO and a Director of the Company, and has been a shareholder of the Company since the time of the purchase of the Shares by the Sellers.

       1.2.2 It is his current intention to continue to lead the Company in the development of its SimPlayer products.

       1.2.3 He is not a party to any option, warrant, purchase right, or other contract or commitment that could require him or the Purchaser to sell, transfer, or otherwise dispose of any of the Shares purchased according to this Agreement, except as set forth in this Agreement. He is not aware of any transaction which is currently being contemplated, which involves the sale or purchase of shares of the Company by a shareholder who currently holds 5% or more of the Company's issued and outstanding share capital, other than possible sales by the Sellers.

       1.2.4 Other than the transactions contemplated herein, he is not aware of
(i) any material transactions of the Company which are currently pending, or which the Company or he himself is currently negotiating, or (ii) any material fact or information directly related to the business operation of the Company which would have a material effect on the business, prospects, condition (financial or otherwise), affairs, operations or assets of the Company, other than transactions, facts, and information which have been disclosed in the Company's filings with the Securities and Exchange Commission or reported to the Company's Board of Directors.

1.3    The Purchaser hereby represents and warrants to the Sellers that:

       1.3.1 The Purchaser is duly organized, validly existing, and in good standing under the laws of the state of Delaware.

       1.3.2 This Agreement has been duly executed by the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its applicable terms , except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or limiting creditor's rights generally or by general equity principles. The execution of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and compliance by the Purchaser with the provisions hereof, will not (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under, any of the terms, conditions or provisions of any material agreement, permit or other instrument or obligation to which the Purchaser or the Company is a party, and/or (ii) violate any law or order applicable to the Purchaser and/or the Company. No consent or approval by any governmental authority is required in connection with the execution of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby, except that the approval of the OCS may be required of the Company to consummate the transactions contemplated hereby between the Purchaser and the Sellers (and if required, such approval will be sought by Givol as the CEO of the Company).

       1.3.3 Fifty percent of the issued and outstanding shares of the Purchaser are indirectly beneficially owned by Yoel Givol. Barry O'Callaghan is the managing director of the Purchaser Yoel Givol and Barry O'Callaghan are the sole directors of the Purchaser, and they have been duly authorized by the Purchaser, together, to execute this Agreement on behalf of the Purchaser.

       1.3.4 The Purchaser is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any of the Shares purchased according to this Agreement, except as set forth in this Agreement.

2.     Purchase and Sale Undertakings
       ------------------------------

The Purchaser hereby agrees to purchase all of the Shares from the Sellers and the Sellers hereby agree to sell all of the Shares to the Purchaser, provided that the condition to closing set forth in Section 6 is satisfied.

3.     Purchase Price
       --------------

The per-Share consideration to be paid by the Purchaser to the Sellers in exchange for the Shares is US$0.50 (fifty U.S. cents), representing an aggregate purchase price equaling US$ 1,613,459 (one million six hundred and thirteen thousand four hundred and fifty nine US dollars) for all of the 3,226,918 Shares ("Purchase Price"). The bank account details of each Seller for purposes of the Purchaser effecting such payment are set forth on Schedule A hereto.

4.     The Closing
       -----------

On the third business day after the condition set forth in Section 6 hereof will be satisfied (or any other day agreed upon by the parties, if any) but not earlier than the tenth business day following the date of this Agreement (as the case may be, the "Closing Date"), the following acts shall be taken (the "Closing") simultaneously:

At the Closing, each Seller shall execute two deeds of transfer of shares (i.e. stock power transfers): one for the transfer of 26% of such Seller's Shares, to
K. H. Trustees Ltd. (the "Trustee"), and the other - for the transfer of 74% of such Seller's Shares to the Purchaser. Said signed deeds, as well as all share certificates representing all of the Shares, will be delivered by the Sellers to the Trustee, to be held by the Trustee in escrow under the terms set forth in the Escrow Agreement attached hereto as Exhibit F, and under the terms set forth herein.

At the Closing, Givol shall deliver a written confirmation, signed by him and addressed to all of the Sellers, confirming that nothing has occurred since the date hereof which renders his representations & warranties as set forth in
Section 1.2 hereof incorrect and/or incomplete as of the Closing Date, other than occurrences after the date hereof reported in writing to the Sellers prior to the Closing Date and accepted by Sellers holding a majority of the Shares being sold hereunder by the Sellers (the "Majority Group"). In the event that material occurrences which are reported as aforesaid are not acceptable to the Majority Group, then the Majority Group will have the right to terminate this Agreement prior to the Closing date by furnishing written notification of such termination to all parties hereto prior to the Closing Date. In such event, no party hereto will have any liability towards any other party hereto with respect to this Agreement and the termination hereof.

At the Closing, the Purchaser shall deliver a legal opinion, addressed to all of the Sellers, substantially in the form attached hereto as Exhibit D, regarding the execution of this Agreement by the Purchaser, and the binding effect thereof.

At the Closing, each Seller which is an entity shall deliver a legal opinion, addressed to the Purchaser, substantially in the form attached hereto as Exhibit E, regarding the execution of this Agreement by such Seller, and the binding effect thereof.

At the Closing, the Purchaser shall effect payment to the Trustee of the Purchase Price, as set forth in Section 5 below.

5.     Consummation of Purchase
       ------------------------

On the Closing Date, the Purchaser will transfer the Purchase Price to the following bank account of the Trustee, and such transfer shall consummate the sale of the Shares from the Sellers to the Purchaser: Account No. 247462 in the name of K. H. Trustees Ltd. (for LOGAL Shareholders) at Bank Hapoalim, Branch No. 781 (Montefiore Branch), 39 Montefiore St., Tel-Aviv, Israel. As soon as practicable following the Closing (including receipt by the Trustee of the full payment of the Purchase Price), the Trustee shall (i) transfer to each Seller its portion of the Purchase Price, and (ii) deliver the deeds of transfer of shares covering all of each Seller's Shares and the certificates representing said Shares to the Company for cancellation and replacement, so that 74% of the Shares will be registered and evidenced by a share certificate in the name of the Purchaser and delivered to the Purchaser and 26% of the Shares will be registered and evidenced by a share certificate in the name of the Trustee and delivered to the Trustee (the "Escrow Shares"). In the event that the Closing does not occur with respect to any Seller's Shares, all deeds of transfer of shares and certificates shall be returned by the Trustee to each Seller respectively, and no Seller shall receive any portion of the Purchase Price for any of the Shares, unless all Sellers and the Purchaser shall jointly instruct the Trustee otherwise.

6.     Conditions to the Closing
       -------------------------

The Closing shall be subject to the following condition. In the event that such condition is not satisfied within 30 days after the date hereof, or any longer period agreed upon by Purchaser and the Majority Group, this Agreement may be terminated by the Sellers (acting through Sellers now holding a majority of the Shares) or the Purchaser, by written notice to the other party at any time thereafter.

Receipt of the approval of the OCS to the transaction detailed in this Agreement, or receipt of a written confirmation of the OCS that no such approval is required.

Givol, as the President and CEO of the Company, will take all necessary actions to apply for such approval or confirmation of the OCS, and each party shall act as necessary on its part in order to obtain such approval, if required.

7.     Exit-Triggered Payment
       ----------------------

       7.1 In the event that within six (6) months following the Closing Date, the Company or any of its shareholders (provided such shareholders include the Purchaser) (the "Disposing Shareholders") will enter into an agreement for a merger, sale of all or substantially all of the Company's shares held by the Disposing Shareholders, or a sale of all or substantially all of the Company's assets, or any offer made within such six-month period to purchase all or substantially all of the Company's shares held by the public is accepted (each, a "Triggering Transaction"), in which cash funds in an amount in excess of US$0.50 per share but less than $6.00 per share will be paid or distributed to the Disposing Shareholders, then, as soon as practicable following such payment or distribution, the Purchaser will pay to each Seller, for each Share sold by such Seller hereunder, 16% of the difference between (i) the amounts paid or distributed on account of said Share, minus the projected pro rata tax per Share payable by the Purchaser (as will be set forth in a letter to be issued by a certified public accountant associated with one of the "Big Five" international accounting firms, and presented to the Sellers) and investment banking/brokerage fees per Share paid by the Purchaser per Share, all in respect of such Triggering Transaction (and subject to submission to each Seller of the appropriate proof of the payment of such banking/brokerage fees) and (ii) fifty cents ($0.50). Such payment to each Seller shall be effected by the Trustee out of the monies in respect of the Escrow Shares being paid or distributed to the Trustee pursuant to the Triggering Transaction, who shall then transfer such monies to each Seller. In the event of a Triggering Transaction, the Trustee may release the Escrow Shares to the Purchaser or to its order, but only after, or against, the transfer of funds to all Sellers, as stated above in this Section 7, has been effected.

       7.2 In the event that within six (6) months following the Closing Date, the Company or any Disposing Shareholders (provided such shareholders include the Purchaser) will enter into a Triggering Transaction in which the Disposing Shareholders receive securities of another company ("New Shares") valued (at their value for purposes of the Triggering Transaction) in excess of $0.50 but less than $6.00 in exchange for each Company share held by them, then the New Shares received by the Purchaser on account of each Share purchased by the Purchaser hereunder shall be distributed among the Purchaser and the Seller of such Share as follows: (i) for each Share sold by such Seller hereunder, the Seller shall receive 16% of the number of New Shares receivable in respect of such Share, provided that the Seller shall repay the Purchaser (or to the Trustee as recipient for the Purchaser) against delivery of such New Shares to the Seller, the sum of eight cents ($0.08), plus 16% of the projected pro rata tax per Share payable by the Purchaser (as will be set forth in a letter to be issued by a certified public accountant associated with one of the "Big Five" international accounting firms, and presented to the Sellers) and 16% of the investment banking/brokerage fees per Share paid by the Purchaser, all in respect of such Triggering Transaction (and subject to submission to each Seller of the appropriate proof of the payment of such banking/brokerage fees); (ii) the balance of the New Shares will be owned by the Purchaser. For the purpose of this section, fractions of New Shares receivable by any Seller, shall be aggregated and the total sum of all such fractions due to such Seller shall be rounded up or down to the nearest one whole New Share. In such event, the Escrow Shares then being held by the Trustee as set forth above will be released to the Purchaser or to its order, but only after the Trustee has verified that New Shares owing to the Sellers have been distributed to the Sellers.

       7.3 It is hereby clarified that, in the event that the terms of the Triggering Transaction under Sections 7.1 or 7.2 provides for the deposit of a portion of the consideration into escrow, the Trustee may release the Shares to the Purchaser or to its order at the Closing of the Triggering Transaction (notwithstanding that the relevant portion payable to the Sellers has been deposited into such escrow), provided that such relevant portion is to be held by the escrow for the benefit of the Trustee (on behalf of the Sellers), subject to the terms and conditions of such escrow.

       7.4 In the event of a Triggering Transaction that is consummated partly for cash and partly for New Shares, Sections 7.1 or 7.2 shall apply on a combined basis accordingly.

8.     Buy-Back Option
       ---------------

At any time within 60 months of the Closing Date ("Option Period"), but only in the event that (i) the Company's shares are then traded on any Stock Exchange or in any over the counter market transaction and have traded during the last five trading days in the Company's shares at an average closing per-share price equal to $5.00 (five dollars) or more, or (ii) any Triggering Transaction will be effected in which the per-share proceeds (i.e. cash, if applicable, and/or securities (valued at their value for purposes of the Triggering Transaction)) will equal $5.00 (five dollars) or more, each Seller shall be entitled to cause the Purchaser to sell to such Seller a portion of the Shares being sold by such Seller hereunder ("Buy-Back Option") at a per-share price equal to $0.50 (fifty cents). In the event that the Buy-Back Option is being exercised by any Seller (the "Exercising Seller") in connection with the event set forth in clause (i) above, then the portion which may be purchased by each Exercising Seller shall be in accordance with the average closing share price at which the Company's shares are traded during the last five trading days in the Company's shares immediately prior to the day that such Exercising Seller notifies the Purchaser in writing (with a copy to the Trustee) of Seller's irrevocable election to exercise the Buy-Back Option (the "Five-Day Period"), all as set forth on Schedule B. Schedule C sets forth the number of Shares which may be purchased by the Exercising Seller at the various average prices at which the Company's shares could be traded during the Five-Day Period, as aforesaid. In the event that the Buy-Back Option is being exercised in connection with an event set forth in clause (ii) above, then the Buy-Back Option may be exercised only simultaneously with the Closing of the Triggering Transaction, and the portion which may be purchased by each Exercising Seller shall be in accordance with the per-share proceeds of the Triggering Transaction, all as set forth on Schedule
B. Schedule C sets forth the number of Shares which may be purchased by the Exercising Seller at the various per-share proceeds amounts, as aforesaid. Each Seller may exercise its Buy-Back Option (A) once, with respect to all or part of the entire number of shares he is entitled to purchase or alternatively, (B) twice, provided that each exercise shall relate to no more than half of the number of Shares which could then be purchased under the Buy-Back Option on such date. (With respect to alternative (B) only, for example, if on the notification date of the first exercise, the maximum percentage of shares which could be purchased is 20% (as per clause (i) or (ii) above, as the case may be), then the Exercising Seller could elect to purchase up to 10% (not up to the entire 20%); If the Exercising Seller elects to purchase not more than 10% , then thereafter, if (for example) on the date of the second exercise, the maximum percentage of shares which could be purchased is 26% (as per clause (i) or (ii) above, as the case may be), the Exercising Seller could then purchase up to 13% (half of 26%).) In the event that such a notification is furnished as aforesaid during the Option Period, then within five business days thereafter, a closing shall be held at which the Escrow Shares subject to such Seller's Buy-Back Option (or up to half of such Shares, as the case may be) will be transferred from the Trustee to the Seller against payment to the Purchaser (or to the Trustee for the Purchaser) of $0.50 (fifty cents) per Share. In the event of such a transfer, the Escrow Shares being transferred to the Exercising Seller will be transferred to the Seller, free and clear of any restriction on transfer, tax liens, security, interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and/or demands, against receipt of the purchase price therefor.

8A.    Cancellation of Exit-Triggered Payment or Buy-Back Option
       ---------------------------------------------------------

       8A.1 Notwithstanding the provisions of Section 8, in the event that a Seller receives (i) a payment in accordance with the provisions of Section 7.1 above, or (ii) shares in accordance with the provisions of Section 7.2, or (iii) in the event that after 6 months following the Closing Date, the Purchaser sells all or substantially all of its holdings in the Company's shares (including the Escrow Shares) to a bona fide non affiliated buyer during the Option Period at a price-per-share less than $5.00 (five dollars), then in each such case, to the extent not yet exercised at such time, the Buy-Back Option with respect to all of the Sellers shall automatically be deemed void and terminated, ipso facto, subject to the condition that if provision 8A.1 (iii) occurs during the three-year period following the Closing Date, and in such sale, the Purchaser will receives a price-per-Share equal to $4.00 (four dollars) or more but less than $5.00 (five dollars), the Purchaser will transfer to the Trustee for such Seller a sum equal to $1.00 (one dollar), multiplied by 61.5% of the number of Escrow Shares of such Seller then held by the Trustee, and the Escrow Shares will be released to the Purchaser or to its order only after the Trustee has verified that the sums owing to the Sellers have been paid to them.

       8A.2 Notwithstanding the provisions of Section 7, in the event that a Seller exercises his Buy-Back Option (including exercise with respect to a portion of the number of Shares which could then be purchased under the Buy-Back Option by such Seller on such date), then the provisions of Sections 7.1 and 7.2 shall no longer apply with respect to such Seller.

9.     Co-Sale Rights
       --------------

In the event of exercise of the Buy-Back Option by any Seller, then during the remainder of the Option Period:

       (a) such Seller shall be entitled to join and participate in any Major Sale (as defined below) effected by the Purchaser, so that such Seller shall be entitled to sell such number of his shares of the Company which bears the same ratio to the number of the Company's shares then held by such Seller as the ratio between the number of shares of the Company agreed by the Purchaser to be sold in the Major Sale and the number of the Company's shares then held by the Purchaser. The sale by such Seller shall be made together with, and at the same time, and on the same terms and conditions as, the sale by the Purchaser of its Shares under the Major Sale. A Major Sale shall be a transaction entered into by the Purchaser for the sale of more than fifty percent (50%) of the shares in the Company then held by the Purchaser, at a price-per-share equal to $5.00 (five dollars) or more. For the avoidance of doubt, a Major Sale includes the Triggering Transaction in respect of which the Buy-Back Option is being exercised by such Seller. No later than ten (10) business days prior to effecting a Major Sale, the Purchaser shall deliver to each Seller who has exercised its Buy-Back Option (in whole or in part, as aforesaid), a written notice detailing the then-known particulars of the Major Sale, and thereafter shall promptly notify such Seller of any update of such particulars. Only Sellers who have notified the Purchaser in writing of their decision to participate in the Major Sale within five (5) business days after delivery to all Exercising Sellers of the Purchaser's written notice referred to above, will be permitted to exercise their rights under this Section 9(i).

       (ii) if requested in writing by the Purchaser, such Seller shall be required to join and participate in any Major Sale effected by the Purchaser at a price-per-share equal to $5 (five dollars) or more, so that such Seller shall be required to sell such number of his shares of the Company which bears the same ratio to the number of the Company's shares then held by such Seller as the ratio between the number of shares of the Company agreed by the Purchaser to be sold in the Major Sale and the number of the Company's shares then held by the Purchaser. The sale by such Seller shall be made together with, and at the same time, and on the same terms and conditions as, the sale by the Purchaser of its Shares under the Major Sale. However such Seller shall not be bound to give any representations and/or warranties and/or any indemnification (other than in respect of such Seller's title the shares to be sold by such Seller, that the sale agreement is binding on such Seller, there is not an agreement to which such Seller is a party which is violated by such sale, upon the transfer of such shares by such Seller they will be free of restrictions and liens, and that the Seller has not canceled or waived any registration rights associated with the shares being sold by such Seller). No later than ten (10) business days prior to effecting a Major Sale in which the Purchaser intends to exercise its rights under this clause 9 (ii), the Purchaser shall deliver to each Seller who has exercised its Buy-Back Option (in whole or in part, as aforesaid), a written notice detailing the then-known particulars of the Major Sale, and thereafter shall promptly notify such Seller of any update of such particulars.

10.    Remedies for Breach
       -------------------

In the event of any breach by any party of its obligation under this Agreement, each aggrieved party shall be entitled to all remedies for breach of rights or obligations or contract available under law. For purposes of this section, each Seller shall be a separate party, and the Purchaser and Givol shall also be considered separate parties. Notwithstanding the aforesaid, no party shall be entitled to cancel or rescind this Agreement and/or the sale of the Shares to the Purchaser hereunder due to the fact that one or more of the representations and warranties of Givol are found to be incorrect, incomplete or misleading.

11.    Resignation from Board of Directors
       -----------------------------------

At the Closing, the Sellers shall cause A. I. Mlavsky, Yossi Sela, Yadin Kaufmann and Taly Oren to resign from the Company's Board of Directors.

12.    Registration Rights
       -------------------

The Sellers hereby represent and warrant that they have not waived or canceled the registration rights granted to them by the Company with respect to the Shares under the Second Round Share Purchase Agreement dated August 23, 1994 between the Company and certain other parties, and they assign whatever rights they have under such agreement.

It is hereby agreed that all registration rights attached to Shares purchased by the Purchaser pursuant to this Agreement or re-purchased by any Seller pursuant to the Buy-Back Option will be deemed assigned ipso facto to the Purchaser or to the Exercising Seller, as the case may be, upon consummation of such purchase or re-purchase, respectively.

13.    Governing Law
       -------------

This Agreement shall be governed by the laws of the State of Israel, without regard to its principles of conflicts of laws, and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts in Tel-Aviv, Israel in respect of any dispute or matter arising out of or connected with this Agreement.

14.    Escrow Agreement
       ----------------

Upon the execution of this Agreement the parties and K.H. Trustees Ltd. will execute an escrow agreement in the form attached hereto as Exhibit F.

15.    Further Assurances
       ------------------

Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

16.    Heading, Preamble, and Schedules.
       ---------------------------------

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble and Schedules are an integral and inseparable part of this Agreement.

17.    Adjustments.
       ------------

For purposes of this Agreement, all prices and numbers of Shares (including Escrow Shares) referred to herein shall be appropriately adjusted as required to fully reflect the effect of any stock splits, consolidation of share capital, any distribution in cash or in kind by the Companyin respect of its outstanding shares (including bonus shares {stock dividends}) and any other similar events which may occur with respect to the Company's share capital at any time after the date hereof (It is being understood, that such distribution in itself will belong to the Purchaser only, and is brought into account for adjustment purposes only). Any distribution other then in cash shall be valued for such purposes at the fair market value thereof. Any disagreement between the Purchaser and the Majority Group as to the fair market value of such distribution or the necessary adjustments pursuant to the above shall be resolved and determined by the firm of Prof. Itzhak Swary and his determination in such matters shall be final and binding on all parties. Any time period elapsed from the time such matter is referred to the above firm and until resolved and determined by such firm shall be added to the six (6) and the sixty
(60) months periods referred to in sections 7 and 8 respectively.


                                 [ End of page]




18. The Purchaser shall promptly notify each Seller of any Triggering Event during the Option Period, and will provide a copy of the agreement thereof and any additional information as may be reasonably requested by any Seller in connection therewith, including without limitation any updates relating to such transaction and details of any valuation of the Company or of the New Shares on which such transaction was based. Each Seller hereby undertakes: (i) to use any copies or information provided hereunder solely for purposes of monitoring Purchaser's compliance with the provisions of this Agreement, and (ii) not to disclose any copies or information provided hereunder to any third party whatsoever, other than to financial, business or other advisors of such Seller who have executed customary confidentiality undertakings applicable to such copies or information.

19. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth on Schedule A hereto or such other address with respect to a party as such party shall notify each other party in writing as above provided. The address of the Purchaser and Givol for purposes hereof shall be _Farrow Grant Sparks, Molyneux House, Bride Street Dublin 8 Ireland Fax: 353-1- 475-2044, Att: Martin Scully or such other address with respect to the Purchaser and/or Givol as the Purchaser and Givol shall notify the other parties hereto in writing as above provided.

Any notice sent in accordance with this Section shall be effective (i) if mailed, five (5) business days after mailing by registered mail, (ii) if delivered by messenger, or transmitted by fax, on the first business day following such delivery or transmission and telephonic confirmation of receipt.

20. The Sellers will reasonably cooperate with the Purchaser with respect to all filing requirements with the Securities and Exchange Commission and other governmental agencies as required under law in connection with the execution of this Agreement, and the implementation of the transactions contemplated herein.

21. All representations and warranties given herein will survive the Closing of the transactions contemplated herein.

                                  [End of page]


22. Any information reported to the Sellers pursuant to Section 4 above will remain strictly confidential, and will not be disclosed by the Sellers. This
Section 22 shall survive any termination of the Agreement for any reason. The Sellers obligations under this section shall terminate when such information becomes public knowledge through no fault of the Sellers.

23. (a) This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original but all of which together shall constitute one and the same agreement; (b) This Agreement, together with the Escrow Agreement, constitutes the entire agreement and understanding among the parties with respect to the matter thereof and may not be modified or terminated orally or without the consent of the parties; and (c) All provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties.

IT WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.



-------------------------------------       ------------------------------------
Yoel Givol                                  E-VisionLLC.com LLC

-------------------------------------       ------------------------------------
Advent Israel Limited Partnership           Advent Israel (Bermude) LP

-------------------------------------       ------------------------------------
Advent International Investors SI  LP       Eventech LTD.

-------------------------------------       ------------------------------------
Elron Electronic Industries Ltd.            Discount Investment Corporation Ltd.

-------------------------------------       ------------------------------------
Trinet Venture Capital Ltd.                 PEC Israel Economic Corporation

-------------------------------------       ------------------------------------
Gemini Israel Fund LP                       The Unicycle Trading Company

-------------------------------------       ------------------------------------
Atid Limited Partnership                    Yadin Kaufmann

-------------------------------------       ------------------------------------
Charles Banov                               Manakin Investments B.V.

-------------------------------------       ------------------------------------
Hugo Kaufmann                               Crompton Ltd.

-------------------------------------
Dan Tolkowsky